MEDCARE TECHNOLOGIES, INC.
            IRREVOCABLE INSTRUCTIONS TO TRANSFER AGENT

                         MEDCARE TECHNOLOGIES, INC.

                 IRREVOCABLE INSTRUCTIONS TO TRANSFER AGENT

    These Irrevocable Instructions to Transfer Agent ("Irrevocable Instructions"), dated as of June 20, 1997, are made by and among Medcare Technologies, Inc., a Delaware corporation (the "Company"), Holladay Stock Transfer (the "Transfer Agent"), and those holders (the "Holders") of the Company's Series A Preferred Stock (together with Series A Preferred Stock of the Company issuable upon exercise of Warrants to Purchase Series A Preferred Stock of the Company held by Holders, the "Preferred Stock"), with respect to the following:

                               R E C I TA L S

     A. The Company is offering  (the  "Offering")  to sell up to three  hundred
(300) shares of the Preferred Stock for an aggregate purchase price of up to Three Million Dollars ($3,000,000) under the terms set forth in the Certificate of Designation of Series A Preferred Stock (the "Certificate of Designation") and the Regulation D Securities Subscription Agreements (the "Subscription Agreement(s)") executed by the Company and the Holders, copies of each of which are annexed to these Irrevocable Instructions as Exhibits A and B, respectively.

     B. Any Holder issued Preferred Stock pursuant to a Subscription Agreement, including Preferred Stock issuable upon exercise of Warrants to Purchase Series A Preferred Stock of the Company, is entitled to convert its Preferred Stock into shares of common stock of the Company, $.001 par value (the "Common Stock"), on the terms and conditions set forth in the Certificate of Designation.

     C. The terms of the Certificate of Designation and the Subscription Agreement provide that the Transfer Agent shall issue shares of Common Stock to the Holders, which shall not bear any restrictive legend assuming that a registration statement covering the resale of such shares of Common Stock (the "Registration Statement") is effective or the shares of Common Stock are eligible for resale under Rule 144, without volume limitations, provided that a Holder delivers, within the applicable Unrestricted Conversion Period (as defined below), to the Company and the Transfer Agent a Notice of Conversion and Resale substantially in the form of Exhibit N to the Subscription Agreements (the "Notice of Conversion") as follows (a "Conversion"):

     the record Holder of the Preferred Stock shall be entitled to convert any or all of the aggregate number of shares of Preferred Stock initially issued to such Holder at any time beginning on the date that is four (4) months following the date of the last closing of a purchase and sale of Preferred Stock that occurs pursuant to the Offering (the "Last Closing Date"):

The period beginning four (4) months after the Last Closing Date and any time thereafter is referred to as the "Unrestricted Conversion Period".

     D. Any conversion of the Preferred Stock shall be at the conversion rate (the "Conversion Rate") specified in Section 5(a) of the Certificate of Designation. Any such conversion shall be accomplished by delivering the shares of Preferred Stock to be converted along with the Notice of Conversion to the Transfer Agent or the Company. lithe shares of Preferred Stock so delivered will be converted into Common Stock.

     E. Pursuant to the terms of the Subscription Agreement, the Holders will acquire Warrants (the "Conversion Warrants") to purchase Common Stock and the Company and the

Transfer Agent have agreed that the Transfer Agent will issue shares of Common Stock upon exercise of the Conversion Warrants pursuant to the terms hereof.

     F. The Transfer Agent has agreed to act as transfer agent on behalf of the Company on the terms and conditions set forth in these Irrevocable Instructions.

                                   TERMS

    NOW, THEREFORE, in consideration of the premises, the parties hereto agree and the Company irrevocably instructs the Transfer Agent as follows:

     1. ISSUANCE OF UNRESTRICTED COMMON STOCK. Subject to the Company's valid exercise of redemption rights under Section 6(a) of the Certificate of Designation, upon receipt of (i) a Notice of Conversion specifying the number of shares of Common Stock to which the Holder is entitled (determined in accordance with the Certificate of Designation) and (ii) the original certificates representing the Preferred Stock being converted (during the Unrestricted Conversion Period as to such Preferred Stock, as defined above) by the Transfer Agent from one or more of the Holders of the outstanding Preferred Stock (the documents to be delivered under subclauses (i) and (ii) hereinafter are referred to collectively as "Conversion Documents"), the Transfer Agent, shall no later than two (2) business days after the receipt of the Conversion Documents from the Holder(s), issue and deliver certificates (without a restrictive legend assuming that a Registration Statement (as defined in the Subscription Agreement) is effective or the shares of Common Stock are eligible for resale under Rule 144, without volume limitations) representing the number of shares of Common Stock to which the Holder(s) are entitled to a common courier for overnight (if in the U.S.) or two-day delivery to the Holder(s).

     2. LIMITED EXCEPTIONS TO IRREVOCABLE INSTRUCTIONS TO CONVERT PREFERRED STOCK. Notwithstanding anything contained herein to the contrary:

     (a) RESTRICTED PERIODS. The Transfer Agent shall not issue any shares of Common Stock prior to the Unrestricted Conversion Period, as applicable, with respect to the Preferred Stock to be converted. In the event the Transfer Agent receives Conversion Documents with respect to the Preferred Stock prior to the applicable Unrestricted Conversion Period, the Transfer Agent shall return the Conversion Documents to the Holder within three (3) business days of its receipt thereof and shall notify the Company of such actions.

     (b) DISPUTE. In the event that the number of shares of Common Stock that the Transfer Agent reasonably determines to be due to a Holder upon conversion of the Preferred Stock is different from the number of shares claimed by the Holder, by virtue of the conversion price or other information set forth in its Notice of Conversion, the Transfer Agent shall issue and deliver to Holder a number of shares equal to the lesser of the two (2) numbers as set forth above and, with respect to the issuability of the remaining disputed number of shares of Common Stock, shall submit the dispute via facsimile within three (3) business days to the Company's usual outside accounting firm ("Accountant") for determination of the number of shares of Common Stock to be issued. In the event of such a dispute, the Company agrees to instruct Accountant, at the Company's expense, to resolve any such dispute and notify the parties, including the Transfer Agent, of the result by facsimile within forty-eight (48) hours after receipt of notice of such dispute. Within two (2) business days of its receipt of Accountant's results, the Transfer Agent shall issue and deliver to Holder any additional shares to which the Holder is entitled, based upon Accountant's results. The Transfer Agent is authorized to rely on Accountant's results.

     (c) MAXIMUM NUMBER OF SHARES OF PREFERRED STOCK CONVERTIBLE DURING A ONE MONTH PERIOD. Beginning on the date that is four (4) months following the Last Closing Date, the right of a Holder to convert into Common Stock using the Variable Conversion Price (as defined in the Certificate of Designation) initially shall be limited to a maximum of fifteen percent (15%) of the aggregate number of shares of the Preferred Stock initially issued to such Holder, and for each one (l) month period which expires thereafter, the Holder shall accrue the right to convert into Common Stock an additional fifteen percent (15%) of the aggregate number of shares of the Preferred Stock initially issued to such Holder (the number of shares that may be converted at any given time at the Variable Conversion Price, in the aggregate, is referred to hereinafter as the "Conversion Quota"); and provided, further, in the event that the Holder elects not to convert its full Conversion Quota during any one (1) month period, the unconverted amount shall be carried forward and added to the Conversion Quota, and thereafter each Holder may, from time to time, convert any portion of the Conversion Quota at the Variable Conversion Price; and provided, further, that subsequent to the date that is ten (10) months following the Last Closing Date, there shall be no restrictions on the aggregate number of shares of the Preferred Stock that may be converted into Common Stock using the Variable Conversion Price.

     (d) ADDITIONAL UNRESTRICTED CONVERSIONS. Notwithstanding the above, under certain circumstances as contemplated by the Certificate of Designation, each Holder shall be entitled to convert its shares of Preferred Stock into Common Stock, without the conversion restrictions set forth above, pursuant to the terms of Sections 4(c), 5(d)(iii), 12 and 13 of the Certificate of Designation.

     3. AUTOMATIC CONVERSION OR REDEMPTION. Each share of Preferred Stock outstanding on the date which is three (3) years after the Last Closing Date or, if not a business day, the first business day thereafter (`'Termination Date") automatically shall, at the option of the Company, either (i) be converted ("Automatic Conversion") into Common Stock on such date at the Conversion Rate then in effect (calculated in accordance with the formula in Section 5(a) of the Certificate of Designation), or (ii) be redeemed ("Automatic Redemption") by the Company for cash in an amount equal to the Stated Value (as defined in the Certificate of Designation) of the Preferred Stock being redeemed. If the Company elects to redeem, on the Termination Date, the Company shall send to the Holders of outstanding Preferred Stock notice (the "Automatic Redemption Notice") via facsimile, with a copy to the Transfer Agent, of its intent to effect an Automatic Redemption of the outstanding Preferred Stock. If the Company does not send such notice to a Holder on such date, an Automatic Conversion shall be deemed to have occurred. If an Automatic Conversion occurs, the Transfer Agent shall, within three (3) business days of the Termination Date, mail to each Holder of the Preferred Stock as of the Termination Date at the address set forth on the books and records of the Company, a notice of the number of shares of Common Stock into which such Holder's Preferred Stock are convertible, and instruct such Holder to surrender such Holder's Preferred Stock to the Transfer Agent (in a self-addressed envelope to be provided by the Transfer Agent). Upon receipt of such surrendered Preferred Stock certificates, the Transfer Agent shall issue certificates representing the Common Stock issuable upon conversion of the Preferred Stock, without restrictive legends, registered in the name of the Holder of the Preferred Stock. If the Company elects to redeem under Section 5(c) of the Certificate of Designation, and the Company fails to pay the Holders the redemption price within five (5) days of the Termination Date as required by Section 5(c) of the Certificate of Designation, then an Automatic Conversion shall be deemed to have occurred, and, upon notice of such failure and receipt of the Preferred Stock Certificates by the Company or the Transfer Agent, the Transfer Agent shall immediately deliver to the Holders the certificates representing the number of shares of Common Stock to which the Holders would have been entitled upon Automatic Conversion.

     4.  OPTIONAL CASH REDEMPTION.

     (a)  COMPANY'S  OPTION UPON  RECEIPT OF NOTICE OF  CONVERSION.  Pursuant to
Section 6(a) of the Certificate of Designation, the Company is entitled, at its option, to redeem any Preferred Stock for cash following the submission of a Notice of Conversion if the Conversion

Price (as defined in the Certificate of Designation) of the Common Stock is less than the Fixed Conversion Price (as defined in the Certificate of Designation). If the Company elects to redeem any Preferred Stock for cash pursuant to the terms of Section 6(a) of the Certificate of Designation, the Company shall notify the Transfer Agent by providing the Transfer Agent with a copy of the notice of Company's intention to redeem for cash ("Redemption Notice Response") simultaneously with providing such notice to the Holder(s). Following receipt of the Company's Redemption Notice Response within the required time period, the Transfer Agent shall not issue any Common Stock with respect to the Preferred Stock selected for redemption for cash to such Holder(s) of the Preferred Stock pursuant to Section I above (notwithstanding the receipt of a Notice of Conversion and the Preferred Stock certificates).

     (b) COMPANY'S FAILURE TO PAY REDEMPTION PRICE. Notwithstanding the above, if the Company elects to redeem for cash pursuant to Section 6(a) of the Certificate of Designation, and the Holder notifies the Transfer Agent that the Company has failed to pay Holder the redemption price, within the time frame as required by Section 6(d) of the Certificate of Designation (and the Company, after being notified in writing, has failed to certify to the Transfer Agent in a writing executed by an officer of the Company, within two (2) business days of receipt of such notice, that such redemption payment has been made), then the Transfer Agent shall issue shares of Common Stock to any such Holder who has submitted a Notice of Conversion in compliance with Section S(b) of the Certificate of Designation. The number of shares to be issued to the Holder pursuant to this provision shall be determined pursuant to Section 5(a) of the Certificate of Designation at a Conversion Rate calculated using the lowest Conversion Price (as defined in the Certificate of Designation) in effect during the period beginning on the date the Holder sends its Notice of Conversion to the Company or Transfer Agent via facsimile and ending on the date the Transfer Agent issues Common Stock pursuant to this Section 4(b).

     5. EXERCISE OF THE CONVERSION WARRANTS. Upon exercise of a Conversion Warrant in accordance with its terms and payment of the exercise price, the Transfer Agent shall, no later than two (2) business days after the Company's receipt from a Holder of a Conversion Warrant and appropriate exercise form substantially in the form of Exhibit A to the Conversion Warrant, issue and deliver to the Holder of the Conversion Warrant so exercised certificate(s) representing the shares of Common Stock obtained on exercise of the Conversion Warrant (the "Warrants Shares") (without a restrictive legend assuming that a Registration Statement (as defined in the Subscription Agreements) is effective or the shares of Common Stock are eligible for resale under Rule 144, without volume limitations).

     6. FEES. The Company hereby agrees to pay the Transfer Agent for all services rendered hereunder.

     7. NOTICES. Any notice or demand to be given or that may be given under these Irrevocable Instructions shall be in writing and shall be transmitted by facsimile and (a) delivered by hand, or (b) delivered through or by expedited mail or package service, in each case with personal delivery acknowledged, addressed to the parties as follows (or at such other address as may be provided in writing from time to time):

     As to the Company:

             Attn: Harmel S. Rayat
             Medcare Technologies, Inc.
             608 S. Washington Street, Suite 101
             Naperville, Illinois 60540
             Telephone: (630) 428-2862
             Facsimile: (630) 428-2864

     As to the Transfer Agent:

              Attn: Tom Lauck or Sharon Owen
              Holladay Stock Transfer
              4350 East Camelback Road
              Suite 100F
              Phoenix, Arizona 85018
              Telephone: (602) 840-9019
              Facsimile: (602) 852-3648

     As to the Holders:

     To the respective addresses of the Holders as set forth in the books and records of the Company.

     8. INDEMNIFICATION. The Company agrees to indemnify and hold harmless the Transfer Agent, each officer, director, employee and agent of the Transfer Agent, and each person, if any, who controls the Transfer Agent within the meaning of the Securities Act of 1933, as amended (the "Act") or the Securities Exchange Act of 1934, as amended (the "Exchange Act") against any losses, claims, damages or liabilities, joint or several, to which it, they or any of them, or such controlling person, may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon the performance by the Transfer Agent of its duties pursuant to these Irrevocable Instructions; and will reimburse the Transfer Agent, and each officer, director, employee and agent of the Transfer Agent, and each such controlling person for any legal or other expenses reasonably incurred by it or any of them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company will not be liable in any case if such loss, claim, damage or liability arises out of or is based upon any action not taken in good faith, or any action or omission that constitutes gross negligence or willful misconduct.

     If a claim is made against the Company under this Section, then promptly after receipt by an indemnified party under this Section of notice of the commencement of any action, such indemnified party will notify the Company, in writing, of the commencement thereof. The failure to so notify the Company will relieve the Company from any liability under this Section as to the particular item for which indemnification is then being sought, but not from any other liability which it may have to any indemnified party. In case any such action is brought against any indemnified party, and it notifies the Company of the commencement thereof, the Company will be entitled to participate with the other indemnifying party, similarly notified, to assume the defense thereof, with counsel who shall be to the reasonable satisfaction of such indemnified party, and after notice from indemnifying party to such indemnified party under this Section for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. The Company shall not be liable to any such indemnified party on account of any settlement of any claim of action effected without the consent of the Company.

     9. GOVERNING LAW. These Irrevocable Instructions shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to conflicts of law provisions.

     10. SUCCESSORS AND ASSIGNS. These Irrevocable Instructions shall inure to the benefit of, and be binding upon, the successors and assigns of the parties hereto. The Company hereby agrees that it will not unilaterally terminate its relationship with the Transfer Agent for any reason prior to the date which is three (3) years after the Last Closing Date. In the event that the Company's agency relationship with the Transfer Agent should be terminated for any other reason prior to the date which is three (3) years after the Last Closing Date, the Transfer Agent hereby agrees to continue acting as transfer agent pursuant to the terms hereof until such time that a successor transfer agent (i) is appointed by the Company, (ii) is approved by seventy-five percent (75%) of the Holders of outstanding shares of Preferred Stock, and (iii) executes and agrees to be bound by the terms hereof.

     11. ENTIRE AGREEMENT; AMENDMENTS. These Irrevocable Instructions, together with the Exhibits hereto, the Subscription Agreement and the Certificate of Designation constitute the full and entire understanding of the parties with respect to the subject matter hereof. Neither these Irrevocable Instructions nor any term hereof may be amended, waived, discharged, or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge, or termination is sought. No provision herein that adversely affects the rights of the Holders of the Preferred Stock or the Common Stock issuable upon conversion of the Preferred Stock may be amended without the consent of all Holders of the then outstanding Preferred Stock.

     12. COUNTERPARTS. These Irrevocable Instructions and any certificate or other instrument required hereunder may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     13. ARBITRATION. Any controversy or claim arising out of or related to these Irrevocable Instructions or the breach thereof, shall be settled by binding arbitration in Delaware in accordance with the Expedited Procedures (Rules 53-57) of the Commercial Arbitration Rules of the American Arbitration Association ("AAA"). A proceeding shall be commenced upon written demand by Company, the Transfer Agent or any Holder to the other. The arbitrator(s) shall enter a judgment by default against any party which fails or refuses to appear in any properly noticed arbitration proceeding. The proceeding shall be conducted by one (l) arbitrator, unless the amount alleged to be in dispute exceeds two hundred fifty thousand dollars ($250,000), in which case three (3) arbitrators shall preside. The arbitrator(s) will be chosen by the parties from a list provided by the AAA, and if they are unable to agree within ten (10) days, the AAA shall select the arbitrator(s). The arbitrators must be experts in securities law and financial transactions. The arbitrators shall assess costs and expenses of the arbitration, including all attorneys' and experts' fees, as the arbitrators believe is appropriate in light of the merits of parties' respective positions in the issues in dispute. Each party submits irrevocably to the jurisdiction of any state court sitting in Wilmington, Delaware, or to the United States District Court sitting in Delaware for purposes of enforcement of any discovery order, judgment or award in connection with such arbitration. The award of the arbitrator(s) shall be final and binding upon the parties and may be enforced in any court having jurisdiction. The arbitration shall be held in such place as set by the arbitrator(s) in accordance with Rule 55.

                    [INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the undersigned have executed these Irrevocable Instructions as of the date first written above.

                                               COMPANY:

                                               MEDCARE TECHNOLOGIES, INC.

                                               By:__________________________
                                               -----------------------------
                                               Date Signed: ________________

                                               TRANSFER AGENT:

                                               HOLLADAY STOCK TRANSFER

                                               By:__________________________
                                               Name:________________________
                                               Its:_________________________

                                               HOLDER:

                                               NAME OF HOLDER:______________

                                               By:__________________________
                                               Name:________________________
                                               Its:_________________________